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                                   Exhibit 11


                      THE NEWHALL LAND AND FARMING COMPANY

                        COMPUTATION OF EARNINGS PER UNIT
                         (in thousands, except per unit)

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
                                                                    Years Ended December 31,
                                                                ---------------------------------------
 Partnership Units                                                 1997          1996           1995
                                                                 -------        -------        -------
   Average number of units outstanding during the period          34,520         35,292         36,241
   Net units issuable in connection with dilutive
   options based upon use of the treasury stock method               230            119             31
                                                                 -------        -------        -------
   Average number of primary units                                34,750         35,411         36,272
                                                                 =======        =======        =======
 Net income                                                      $44,493        $41,889        $27,317
                                                                 =======        =======        =======
 Net income per unit                                             $  1.29        $  1.19        $   .75
                                                                 =======        =======        =======
 Net income per unit - assuming dilution                         $  1.28        $  1.18        $   .75
                                                                 =======        =======        =======
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